Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alon USA Energy, Inc.:

We consent to the use of our report dated February 26, 2016, with respect to the consolidated balance sheets of Alon USA Energy, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading Experts in the prospectus.

/s/ KPMG LLP

Dallas, Texas
March 18, 2016